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                                                                 EXHIBIT 10(o)-6

                                  AVISTA CORP.
                         PERFORMANCE AWARD PLAN SUMMARY

                                INTRODUCTORY NOTE

The following Performance Award Plan Summary is governed by the amended and restated Avista Corp. Long-Term Incentive Plan and the Avista Corp. 2000 Non-Officer Employee Long-Term Incentive Plan (the "Mirror Plan") (collectively, the "Plans"). The summary description provided herein provides the specific terms and conditions covering eligibility, performance measures, grant cycles and other key factors not described in the Plans. Each individual participant will also receive a Performance Award Agreement (the "Agreement") which defines the individual terms for participation in a particular Performance Cycle.

PURPOSE

The purpose of the Performance Award Plan is to provide a means for rewarding executive officers and other key contributors for their success in driving long-term performance results, which increase shareholder value. It also promotes a closer identity of interests between Participants and shareholders, rewards high performance levels and attracts and retains outstanding leadership.

ELIGIBILITY

All Avista Corp. executive officers are eligible to participate. Other key contributors approved by Avista Corp. Compensation and Organization Committee (the "Plan Administrator") may also be eligible.

PERFORMANCE CYCLE

The Performance Cycle will begin on January 1 of the first year and continue to December 31, three years hence.

PERFORMANCE AWARD

Each participant is eligible to be granted a Performance Award for the Performance Cycle. The grant amount is approved by the Plan Administrator and established using competitive equity compensation data for comparable positions within the Energy industry. Awards granted to non-executive positions may be considered above market compensation for comparable positions.

PERFORMANCE GOALS

The Award payment is determined at the end of the Performance Cycle based upon achieving Avista Corp. financial, operational and/or shareholder return performance goals or other indicators determined by the Plan Administrator. The Performance Goals established for the Performance Cycle will be set forth in the Performance Award Agreement.

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                                                                 EXHIBIT 10(o)-6

DIVIDEND EQUIVALENT RIGHTS

For every share/unit the participant earns after the Performance Cycle, a cash dividend value is calculated and distributed. The value is based on the total number of shares/units earned and the cash distributions that would have been paid on the shares of Common Stock over the Performance Cycle as if the shares had been issued and outstanding on the dividend record dates.

Final Performance                   Total Dividends Paid Per           Dividend
   Award Payout              X     Share over Performance       =     Equivalent
 (Avista shares/units)                 Cycle

PERFORMANCE AWARD PAYOUT FORMULA

The Performance Award Payout Formula is provided in each Performance Award Agreement. Participants are limited to a maximum 150% of the Performance Award opportunity. Final awards may be distributed in whole shares of Avista Corp. Common Stock, cash or a combination thereof.

DEFERRAL OF AWARD PAYMENT

The Participant may elect to defer part or all of the payment consistent with the provisions of the Avista Corp. Executive Deferral Plan. See Executive Deferral Plan for current provisions regarding deferral of Performance Awards and Dividend Equivalents.

SETTLEMENT OF PERFORMANCE AWARD

If earned, Awards will be paid as soon as practical following the completion of the Performance Cycle and approval by the Plan Administrator. Performance Awards and Dividend Equivalents may be paid in the form of whole shares of Avista Corp. Common Stock, cash or any combination thereof. The participant may elect to defer part or all of the payment consistent with the provision of the Avista Corp. Executive Deferred Compensation Plan.

AUDIT AND APPROVAL OF AWARDS

The financial calculations necessary to determine the Corporation's financial performance, as well as other steps in determining the award settlement for each individual, will be reviewed by Corporate Finance before awards are made. The Plan Administrator will approve all awards prior to payout.

TAX WITHHOLDING

The full value of the Performance Award and the Dividend Equivalents are considered ordinary income and are subject to applicable taxes at the time of distribution, unless the awards are deferred into a non-qualified deferral account. To satisfy the taxes on income not deferred, the Company will first withhold from the Dividend Equivalents an amount sufficient to cover the taxes. If the Dividend Equivalent amount is insufficient to cover the taxes required, the participant may request that shares be withheld, or may provide a cash payment to cover the remaining amount.

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TERMINATION

Voluntary termination or termination for cause results in forfeiture of all outstanding Performance Awards. Participation in less than the full Performance Cycle due to retirement, disability or death of a participant will result in a prorated award after the Performance Cycle. In general, the prorated award, if earned after the Performance Cycle, will be calculated using the ratio of the number of months the Participant is employed during the Cycle to the total number of months in the Performance Cycle. The Plan Administrator, in its full discretion, reserves the right to authorize changes to this clause.

CHANGE IN CONTROL

In the event of a qualifying Change in Control (as defined in section 2.4 of the Plans), outstanding Performance Awards will be paid at 100% as if the performance goals were met at 100% of target. Then prorated for the portion of the Performance Cycle completed at the time of the Change in Control. Payments maybe paid in cash lump sum rather than stock.

TRANSFERABILITY

No Performance Award or Dividend Equivalent Right granted or awarded may be assigned or transferred other than by will or by the applicable laws of descent and distribution. Settlements of Awards may be payable only to the Participant or a designated beneficiary. All assigned or transferees are subject to the same terms and conditions contained in the Agreement.

CONTINUED EMPLOYMENT OR SERVICES, RIGHTS IN AWARDS

Nothing contained in the Agreement, the Plans, or any action of the Plan Administrator taken under the Plans or the Agreement shall be construed as giving any Participant any right to be retained in the employ of Avista or limit Avista's right to terminate the employment or services of the Participant.

NO RIGHTS AS A SHAREHOLDER

No Performance Award entitles the Participant to any dividends (except in an award of Dividend Equivalent Rights), voting or any other right as a shareholder until the shares are earned and free of all applicable restrictions.

ADMINISTRATION OF THE PERFORMANCE AWARD PLAN

The Plan Administrator has complete authority to manage and control the operation and administration of the Performance Award Plan. Any interpretation of the Agreement and any decision made by the Plan Administrator are final and binding.

GOVERNING LAW

The State of Washington shall be the governing law and any litigation arising under the Agreement shall be conducted in the courts of Spokane County, the State of Washington or the federal courts of the United States.

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